UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 2
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 16, 2008 (May 12, 2008)

SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51693	20-3303304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway, Suite 200 Midlothian, Virginia 23113
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

Global Services Partners Acquisition Corp.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 2 on Form 8-K/A to the Current Report on Form 8-K originally filed with the Securities and Exchange Commission on May 15, 2008 (the “Initial Filing”) by SouthPeak Interactive Corporation, formerly known as Global Services Partners Acquisition Corp. (the “Company”), as amended by Amendment No. 1 on Form 8-K/A, filed on May 16, 2008, amends and restates the Initial Report in only certain respects. This Amendment No. 2 is being filed as required by the Securities and Exchange Commission’s interpretive guidance on post-acquisition reporting in accordance with Rule 13a-1 and Rule 13a-13 of the Securities and Exchange Act of 1934, as amended. The Initial Filing disclosed the closing of the acquisition of SouthPeak Interactive, L.L.C. and subsidiary (“SouthPeak”) by the Company pursuant to the Membership Interest Purchase Agreement among the Company, SouthPeak and the members of SouthPeak. The Initial Filing was filed within 45 days of the quarter end of SouthPeak, and as the Initial Filing did not include SouthPeak’s condensed consolidated financial statements as of March 31, 2008 and for the three and nine months ended March 31, 2008 and 2007, the interpretive guidance requires the Company to file such financial statements in an amendment. This Amendment No. 2 amends the portion of Item 2.01, Completion of Acquisition or Disposition of Assets, set forth under the caption “Financial Information” in its entirety to reflect SouthPeak’s quarterly results and updates Item 9.01, Financial Statements and Exhibits, to add certain financial information as of the quarter end.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Financial Information

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company and SouthPeak.

Management’s Discussion and Analysis of Financial Condition and Results of Operation of the Company as set forth in the Definitive Proxy Statement (No. 000-51869), dated April 11, 2008, on page 126 is incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUTHPEAK

The following discussion and analysis should be read in conjunction with SouthPeak’s financial statements and accompanying notes.

Overview

SouthPeak is an independent developer and publisher of interactive entertainment software. SouthPeak utilizes its network of independent studios and developers to create video games for all current hardware platforms including:  PlayStation 3, PlayStation 2, PlayStation Portable, Microsoft Xbox 360, Microsoft XBLA, Nintendo Wii and Nintendo DS. SouthPeak’s portfolio of games extends across a wide consumer demographic, targeting customers ranging from the casual to the hardcore gamer. SouthPeak is headquartered in Midlothian, Virginia, and has offices in Grapevine, Texas and London, England.

Since re-launching in 2005, SouthPeak has published numerous video games, which it markets to a variety of players, from children to adults, from casual players to game enthusiasts or core gamers, and from mass-market consumers to niche buyers. SouthPeak’s games are of a broad variety, and include action, adventure, fighting, racing, role-playing, simulation, sports and strategy, and includes titles such as ATV Off-Road Fury, Combat Elite, Juka, Monster Madness: Battle for Suburbia, Pool Party, Scurge, State of Emergency, The Con and Two Worlds.

SouthPeak maintains operations in the United States and, beginning in August 2005, in the United Kingdom. In fiscal year 2007, international operations contributed approximately 18% of consolidated net revenues. For the nine month period ended March 31, 2008, international operations contributed approximately 20% of consolidated net revenues. SouthPeak sells its games directly to retailers and distributors in North America. In Europe and Australia, SouthPeak primarily sells its games directly to distributors. SouthPeak operates in one business segment, interactive video game publishing.

This discussion and analysis of the financial condition and results of operations of SouthPeak is based upon the company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates were based on historical experience and on various other assumptions that SouthPeak believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

SouthPeak has identified the policies below as critical to its business operations and the understanding of its financial results. The impact and any associated risks related to these policies on SouthPeak’s business operations is discussed throughout management’s discussion and analysis of financial condition and results of operations where such policies affect SouthPeak’s reported and expected financial results. For a detailed discussion on the application of these and other accounting policies see Note 1 to SouthPeak’s consolidated financial statements included elsewhere in this document.

Third Quarter Releases

SouthPeak released the following titles in the third quarter of fiscal year 2008:

Title	Platform	Date Released
Dream Pinball 3D	PC	1/21/08
Iridium Runners	PS2	2/14/08
Imperium Romanum	PC	3/10/08
Dream Pinball 3D	Wii	3/31/08

Consolidated Financial Statements

SouthPeak’s consolidated financial statements include the accounts of SouthPeak Interactive, L.L.C., and its wholly-owned subsidiary, SouthPeak Interactive, Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

The primary components of SouthPeak’s consolidated statement of operations include the following:

Net Revenues. SouthPeak’s revenue is derived from publishing and selling video games. SouthPeak works with independent developers and/or development studios to develop its own proprietary titles and it also licenses rights to properties from third parties. SouthPeak focuses on providing high quality games that command prices that are similar to those obtained by its major competitors in the front-line/premium game market ($39.95 to $59.95) and that are featured prominently “on the shelf” of major retailers, as opposed to focusing on lower-priced, “value games” that typically are produced by small publishers and that generally are found in “budget game bins” in retail outlets (usually priced between $9.99 and $14.99). The future growth of SouthPeak’s revenues is dependent upon its ability to continue providing highly desirable, high quality video games to the market.

Cost of Goods Sold.   Cost of goods sold consists of royalty payments to third party developers, license fees to video game manufacturers, and manufacturing costs of the video game discs, cartridges or similar media. Proprietary console manufacturers approve and manufacture each game for their platform. They charge their license fee for each game based on the expected retail sales price of the game. Such license fee is paid by the company based on the number of games manufactured. Should some of the games ultimately not be sold, or the sales price to the retailer be reduced by the company through price protection, no adjustment is made by the proprietary console manufacturer in the license fee originally charged. Therefore, because of the terms of these license fees, the company may have an increase in the cost of goods as a percent of net revenue should SouthPeak fail to sell a number of copies of a game for which a license has been paid, or if the price to the retailer is reduced.

SouthPeak utilizes third-parties to develop its games on a royalty payment basis. The company enters into contracts with third party developers once the game design has been approved by the platform proprietors and is technologically feasible. Specifically, payments to third-party developers are made when certain contract milestones are reached, and these payments are capitalized. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owing to the third-party developer from the sales of the game. To the extent these prepared royalties are sales performance related, the royalties are expensed against projected sales revenue at the time a game is released and charged to costs of goods sold. This normally results in expensing all prepaid royalties based upon the first and, on occasion, the second batch of shipments of the game. Any pre-release milestone payments that are not prepayments against future royalties are expensed when a game is released and then changed to costs of goods sold. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to “cost of goods sold - royalties” in the period of cancellation.

Gross Profit. SouthPeak’s gross profit is positively impacted by its strategy of using cost-efficient, external third party developers (often offshore) to develop its games, rather than directly employing game developers or maintaining a costly development studio. Additionally, SouthPeak is often able to attract high quality developers willing to work for lower costs because of the creative flexibility and focused attention provided by SouthPeak. If a game becomes a “hit” and manufacturing, royalties and licensing costs are recouped, economies of scale occur as the incremental sales of a premium-priced game produce greater profitability. Gross profits are positively impacted by “hit” games, generally from publishing titles for which SouthPeak has contributed significantly to the creative process and consequently pays lower royalty fees, as opposed to titles that have had very limited creative input from SouthPeak. Gross profits are negatively impacted by costs written off from abandoned projects, games that do not sell well and by games that require more significant royalty payments to developers.

Warehousing and Distribution Expenses. SouthPeak’s warehousing and distribution expenses primarily consist of costs associated with warehousing, order fulfillment, and shipping. SouthPeak uses third-party warehousing and order fulfillment companies in the United States and in Europe. With the expansion of SouthPeak’s product offerings and sales, its expenditures for warehousing and distribution are expected to increase.

Sales and Marketing Expenses.  Sales and marketing expenses consist of advertising, marketing and promotion expenses; and commissions to external sales representatives. The largest component of this expense relates to certain customer marketing allowances. As the number of newly published games increases, advertising, marketing and promotion expenses are expected to rise accordingly. SouthPeak recognizes advertising, marketing and promotion expenses as incurred, except for production costs associated with media advertising, which are deferred and charged to expense when the related ad is run for the first time. SouthPeak also engages in cooperative marketing with some of its retail channel partners. SouthPeak accrues marketing and sales incentive costs when revenue is recognized and such amounts are included in selling and marketing expense when an identifiable benefit to the company can be reasonably estimated; otherwise, said incentives are recognized as a reduction to net revenues. Such marketing is offered to our retail channel partners based on a single sales transaction, as a credit on their accounts receivable balance, and would include items such as contributing to newspaper circular ads and in store banners and displays.

General and Administrative Expenses.  General and administrative expenses primarily represent personnel-related costs, including corporate executive and support staff, general office expenses, professional fees, consulting and professional fees, and various other expenses. Professional and consulting fees represent the largest component of general and administrative expenses. A significant portion of the employee-related costs, however, involve SouthPeak’s cost of interacting with third-party developers of new video games, testing new products and conducting quality evaluations during the development cycle. SouthPeak expects that its personnel costs will increase as the business continues to grow. SouthPeak expects to incur additional increased costs for personnel and consultants as a result of the business combination effected on May 12, 2008. Following the business combination, SouthPeak became a wholly-owned subsidiary of a publicly traded company which requires compliance and adherence to new regulations for corporate governance and accounting. Depreciation expenses also are included in general and administrative expenses.

Interest and Financing Costs.  Interest and financing costs are directly attributable to SouthPeak’s line of credit financing arrangements that are used to fund development of games with third parties, which often takes 12-18 months. Additionally, such costs are used to finance the accounts receivables prior to payment by customers.

Income Taxes. Effective November 10, 2000, the US operations of SouthPeak, as a limited liability company, elected to be taxed as a “Partnership”. As a partnership under the Internal Revenue Code, the US operations of SouthPeak generally are not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. The UK operations of SouthPeak are subject to tax by the UK.  SouthPeak expects to pay the necessary distributions to satisfy the members’ estimated personal tax liabilities based on the company’s taxable income. However, because of a loss in the UK operations, SouthPeak has not paid any tax to the UK and instead carries its losses forward. Therefore there is no provision for (benefit from) income taxes in the consolidated financial statements of the company.

Critical Accounting Policies and Estimates

Accounts Receivable, Allowances for Sales Returns and Price Protection. SouthPeak earns revenues from the sale of video games. Revenue is recognized net of allowances for price protection, sales returns and customer discounts. SouthPeak analyzes sales returns in accordance with Statement of Financial Accounting (“SFAS”) No. 48 “Revenue Recognition When Right Of Return Exists”. The company estimates the amount of future sales returns and price protection for current period revenue after analyzing historical returns, inventory remaining in the retail channel, the rate of inventory sell-through in the retail channel and other factors. Generally, SouthPeak maintains a policy of credits for price protection and returns, but not cash refunds.

Generally, price protection refers to the circumstances when the company voluntarily decreases the wholesale price of a product and allows a credit against amounts owed by customers to SouthPeak with respect to open and/or future invoices. The conditions customers must generally meet in order to receive price protection include compliance with applicable payment terms and regular submission of inventory and sell-through reports. As such, SouthPeak management uses significant judgment and makes estimates in connection with establishing allowances for price protection and sales returns. Such estimates are generally made on a per-game basis, based on previous experience and information, including an analysis of SouthPeak’s historical experience, the current sell-through of distributor and retailer inventory, previous returns on similar products, current trends in the videogame market, the overall economy, changes in customer demand or acceptance of SouthPeak’s products, and other factors. Actual sales returns and price protection could differ materially from management’s allowance estimates due to a number of reasons, including: a lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.

As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each allowance above. SouthPeak believes however, there would be no significant difference in the amounts using other reasonable assumptions than what was used to arrive at each allowance. SouthPeak regularly reviews the factors that influence its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experiences associated with any of these items may be significantly different than the company’s estimates.

Inventories. SouthPeak values its inventory of games at the lower of cost (first-in, first-out) or market. SouthPeak estimates the net realizable value of slow-moving inventory on a regular, title by title basis and charges the excess of cost over net realizable value to “cost of goods sold - product costs.” A significant change in market demand for SouthPeak’s games could render management’s estimates of inventory inadequate. Actual allowances granted could materially exceed SouthPeak’s estimates as unsold products in the distribution channels are exposed to rapid changes in consumer preferences, market conditions or technological obsolescence due to new platforms, product updates or competing products. For instance, allowances may increase as consoles pass the midpoint of their lifecycle and an increasing number of competitive products heighten pricing and competitive pressures. While SouthPeak’s management believes it can make reliable estimates regarding these matters, these estimates are inherently subjective. Accordingly, if management estimates are changed, this will result in a change in reserves, which would impact the net revenues and/or selling and marketing expenses reported.

Advances on Royalties.  Beginning upon product release, advances on royalties are amortized to “cost of goods sold - royalties” based on the ratio of current revenues to total projected revenues, based on management’s estimates usually resulting in an amortization period of six months or less. At the end of each reporting period, SouthPeak evaluates the future recoverability of games released in prior periods, based upon an individual game’s performance.

Evaluating the recoverability of advance royalties often involves assumptions and judgments that can have a significant impact on the timing and amounts that SouthPeak reports. For example, in determining the future recoverability and timing of such advance royalties, SouthPeak must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to “cost of goods sold - royalties” may be larger than expected for any particular period.

Intellectual Property Licenses. Intellectual property license costs arise from fees paid by the company to license the use of trademarks, copyrights, and software used in the development of games by third party developers. The licenses may be used in several games or a single game.

Periodically, SouthPeak evaluates the future recoverability of capitalized intellectual property licenses, based on the expected performance of the specific games. Prior to the related game’s release, SouthPeak expenses, as part of “cost of goods sold - intellectual property licenses,” any intellectual property license costs that are not recoverable. If SouthPeak abandons a game, any capitalized intellectual property costs are charged to “cost of goods sold - intellectual property licenses,” at the time of cancellation. SouthPeak uses various factors to evaluate expected game performance, including preorders for the game prior to release.

Beginning with a game’s release, intellectual property license costs are amortized to “cost of goods sold - intellectual property licenses” based on the ratio of current revenues for the specific game to the total of projected revenues for all the games which will use the license. Periodically, SouthPeak evaluates the future recoverability of capitalized intellectual property licenses utilizing the main evaluative factor of actual title performance.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the shorter of the estimated useful lives: buildings, 40 years; computer equipment and software, three to five years; and office furniture and other equipment, five to ten years. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of Long-lived Assets. In accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” SouthPeak reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

Revenue Recognition. SouthPeak recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle occurs at the time of shipment. In conjunction with sale of games, the company also establishes a reserve to reduce the amount of revenue recognized on the sale of the games for expected future price protections (sales allowances) and returns issued for the product sold. Any changes in management's estimates of future returns or price protections issued versus actual results would affect future net revenue and earnings of the company. Appropriately, company management is very diligent to ensure that the reserves taken are appropriate for the sales in the period, so that variances in management estimates will be minimal. In Europe, SouthPeak has agreements that provide customers on a title by title basis, the right to multiple copies in exchange for guaranteed minimum license fees, and revenue pursuant to such agreements is recognized at delivery of the product master. With respect to license agreements that provide mass retailers the right to rent the software, revenue is recognized when the rental occurs. Regarding online transactions involving electronic downloads of titles and content, which is a new area for the company, revenue is recognized when the fee is paid by the online customer for the online product and the company is notified. SouthPeak’s revenues are recognized net of reserves for price protection and other allowances. . Also, in order to recognize revenue for both video game sales and licensing transactions, persuasive evidence of an arrangement must exist and collection of the related receivable must be deemed probable. Revenue recognition also determines the timing of recognition of certain expenses, including “cost of goods sold - product costs” and “cost of goods sold - royalties”.

Income Taxes. Effective July 1, 2007, SouthPeak adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the company’s condensed consolidated financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

SouthPeak’s management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in SouthPeak’s condensed consolidated financial statements as of March 31, 2008. The evaluation was performed for the tax years ended December 31, 2007, 2006, 2005 and 2004 which remain subject to examination for federal, various states and UK income tax purposes by various taxing authorities as of March 31, 2008.

SouthPeak’s policy is to reclassify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Foreign Currency Translation. The functional currency for SouthPeak’s foreign operations is the applicable local currency. Accounts of foreign operations are translated into US dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long term. Transaction gains and losses on intercompany balances considered to be long term are recorded in other comprehensive income (loss).

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. SouthPeak’s items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are considered long-term in nature and therefore do not require tax adjustments.

Stock-Based Compensation Plans. On July 1, 2006, SouthPeak adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SouthPeak adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2006, the first day of the company’s fiscal year ended June 30, 2007. SouthPeak’s condensed consolidated financial statements as of and for the nine months ended March 31, 2008 reflects the impact of SFAS 123(R). In accordance with the modified prospective transition method, SouthPeak’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). As of March 31, 2008, SouthPeak did not have any stock based compensation plans so, effectively, did not have any unvested stock-based compensation and did not issue any stock-based compensation during the period ended March 31, 2008 or in any prior periods, thereby resulting in SouthPeak not recognizing any stock-based compensation expense.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in SouthPeak’s condensed consolidated statement of operations. Prior to the adoption of SFAS 123(R), SouthPeak accounted for employee equity awards and employee stock purchases using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in SouthPeak’s Condensed Consolidated Statement of Operations because the exercise price of SouthPeak’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates. The most significant estimates are related to advances for royalties and accounts receivable allowances. Such estimates include sales returns and allowances, price protection estimates, provisions for doubtful accounts, accrued liabilities, and estimates regarding the recoverability of prepaid royalties, inventories, long lived assets, and deferred tax assets. These estimates generally involve complex issues and require the company to make judgments, involve analysis, of historical and future trends, can require extended periods of time to resolve, and are subject to change from time to time.

Recently Issued Accounting Standards.

In July 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for income taxes by detailing the minimum recognition standard a tax position is required to meet before being recognized in the financial statements. In addition, FIN 48 excludes income taxes from the scope of SFAS No. 5, Accounting for Contingencies.  FIN 48 is effective for fiscal years beginning after December 31, 2006.  Differences between the amounts recognized in the consolidated balance sheets prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of member equity. SouthPeak adopted FIN 48 effective July 1, 2007 and such adoption has not had a material impact on the company’s consolidated financial position, results of operations or cash flow.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” or SFAS 157. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 states that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. SFAS 157 is effective for fiscal years beginning after November 15, 2007. SouthPeak is evaluating the impact, if any, the adoption of this statement will have on its results of operations, financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, or SAB 108. SAB 108 states that both a balance sheet (iron curtain) approach and an income statement (rollover) approach should be used when quantifying and evaluating the materiality of a misstatement. SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. SAB 108 is effective for fiscal years beginning after November 15, 2006. SouthPeak does not expect the adoption of this statement to have a material impact on SouthPeak’s consolidated financial position or cash flows.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS No. 159 are effective for financial statements issued for fiscal years beginning after November 15, 2007. SouthPeak is evaluating if it will adopt SFAS No. 159 and what impact the adoption will have on its results of operations, financial position or cash flows.

In December 2007, the FASB issued Statement No. 141(R), "Business Combinations", or SFAS 141(R), which will change the accounting for and reporting of business combination transactions. The most significant changes in the accounting for business combinations under SFAS 141(R) include: (1) valuation of any acquirer shares issued as purchase consideration will be measured at fair value as of the acquisition date; (2) contingent purchase consideration, if any, will generally be measured and recorded at the acquisition date, at fair value, with any subsequent change in fair value reflected in earnings rather than through an adjustment to the purchase price allocation; (3) acquired in-process research and development costs, which have historically been expensed immediately upon acquisition, will now be capitalized at their acquisition date fair values, measured for impairment over the remaining development period and, upon completion of a successful development project, amortized to expense over the asset's estimated useful life; (4) acquisition related costs will be expensed as incurred rather than capitalized as part of the purchase price allocation; and (5) acquisition related restructuring cost accruals will be reflected within the acquisition accounting only if certain specific criteria are met as of the acquisition date; the prior accounting convention, which permitted an acquirer to record restructuring accruals within the purchase price allocation as long as certain, broad criteria had been met, generally around formulating, finalizing and communicating certain exit activities, will no longer be permitted.

SFAS 141(R) is effective for reporting periods beginning on or after December 15, 2008. Earlier adoption is not permitted. SouthPeak anticipates that adoption of this pronouncement will significantly impact how SouthPeak accounts for business combination transactions consummated after the effective date, in the various areas outlined above.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51", or SFAS 160, effective for fiscal years beginning after December 15, 2008. SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including the requirement that the noncontrolling interest be classified as a component of equity. SFAS 160 is required to be adopted simultaneously with SFAS 141(R). SouthPeak does not expect that this pronouncement will have a significant impact on its consolidated financial position, results of operations or cash flows.

Results of Operations

The following table sets forth SouthPeak’s results of operations expressed as a percentage of net revenues:

	For the three months ending March 31,		For the nine months ended March 31,
	2008	2007	2008	2007
Net revenues	100.0%	100.0%	100.0%	100.0%

Cost of goods sold:
Product costs	40.4%	73.1%	35.1%	57.4%
Royalties	10.2%	13.1%	22.0%	9.4%
Total cost of goods sold	50.6%	86.2%	57.1%	66.8%

Gross profit	49.4%	13.8%	42.9%	33.2%

Operating expenses:
Warehousing and distribution	0.9%	4.6%	1.3%	4.1%
Sales and marketing	13.6%	33.8%	13.7%	14.5%
General and administrative	29.7%	33.5%	11.4%	22.6%
Total operating expenses	44.2%	71.9%	26.4%	41.2%

Operating income (loss)	5.2%	(58.1)%	16.5%	(8.0)%

Interest expense	4.3%	4.6%	1.6%	1.4%

Income (loss) before income taxes	0.9%	(62.7)%	14.9%	(9.4)%

Income taxes	-%	-%	-%	-%

Net income (loss)	0.9%	(62.7)%	14.9%	(9.4)%

 Three month period ended March 31, 2008 and 2007 (unaudited)

Net Revenues.  For the three month period ended March 31, 2008, net revenues increased to $2,223,268 from $1,095,392 in the prior year same period. The significant increase in net revenues is due primarily to the launch of four games for the three months ending March 31, 2008, compared to the launch of three games for the three months ending March 31, 2007. The number of units sold for the three months ended March 31, 2007 was approximately 144,000 units increasing to approximately 223,000 units for the three months ended March 31, 2008, an increase of 55%; while the average net revenue per game sold increased approximately 31%, from $7.61 to $9.97.

Cost of Goods Sold. For the three month period ended March 31, 2008, the cost of goods sold increased to $1,125,774 from $944,833 for the prior year same period, an increase of 19%. This increase is largely because the variable costs of manufacturing of game discs or cartridges, license fees by the platform developer and royalty fees generally increase as the volume of sales increases. The cost of royalty expense also increased in the three month period ended March 31, 2008 from the prior year same period by 93%. This is a result of additional sales revenue and because of the royalty cost structures for the games released during the period.

Gross Profit.  For the three month period ended March 31, 2008, gross profit increased to $1,097,494 from $150,559 for the prior year same period, while the gross profit margin increased to 49.4% from 13.8% for the prior year period. In general, SouthPeak’s gross profit margins have increased during each year of its operations due to two principal factors: (i) deeper engagement in the creative process of publishing games over time and (ii) migration towards publishing games for newer game console platforms that allow games to be sold at higher prices, without a proportionate increase in cost of goods sold.

Warehousing and Distribution Expenses. For the three month period ended March 31, 2008 and 2007, warehousing and distribution expenses were $19,595 and $50,151, respectively, resulting in a decrease of 61%. This decrease is due primarily to the company’s efforts to reduce costs by having manufacturers directly ship games to customers rather than having all sales go through a third party warehouse.

Sales and Marketing Expenses.  For the three month period ended March 31, 2008, sales and marketing expenses decreased 18%. This decrease is primarily due to smaller marketing budgets for the games released during the three month period ended March 31, 2008. For the three months ending March 31, 2007, there were a lot of marketing and advertising costs in anticipation of games being released in the coming summer.

General and Administrative Expenses.   For the three month period ended March 31, 2008, general and administrative expenses increased to $659,576 from $367,358 for the same period in the prior year, an increase of 80%.

As a result of the business combination, it is anticipated that staffing will increase, partly to comply with financial and accounting reporting requirements of a public company. In addition it is expected, as additional sales territories are added and more games are offered for sale, that sales will increase. It is anticipated that staffing will increase to support the increased sales volume.

Operating Income (Loss).   For the three month period ended March 31, 2008, operating income was $115,266 versus an operating loss of $637,194 loss in the prior year period. The increase in operating income is principally due to the release of new video game titles.   For the three month period ended March 31, 2008, operating income as a percentage of net revenue was 5.2%.

Interest and Financing Costs.   For the three month period ended March 31, 2008, interest and financing costs increased to $95,148 from $50,434 for the prior year period due to an increase in average borrowings related to funding the increased costs for development of games with third parties.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. Under provisions of a partnership of the Internal Revenue Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there is no provision for (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Income.   For the three month period ended March 31, 2008, SouthPeak generated a net income of $20,118, as compared to net loss of $687,628 for the three month period ended March 31, 2007.

Nine month period ended March 31, 2008 and 2007 (unaudited)

Net Revenues.  For the nine month period ended March 31, 2008, net revenues increased to $24,768,846 from $7,029,646 in the prior year same period. The significant increase in net revenues is due primarily to the launch of Two Worlds in August, 2007, a new video game title from SouthPeak produced for the Xbox 360 platform, which is the highest revenue producing game in SouthPeak’s history. Two Worlds generated approximately 68% of net revenues for the nine months ended March 31, 2008. The number of units sold for the nine months ended March 31, 2007 was approximately 472,000 units increasing to approximately 1,068,000 units for the nine months ended March 31, 2008, an increase of 126%; while the average net revenue per game sold increased approximately 51%, from $15.36 to $23.15.

Cost of Goods Sold. For the nine month period ended March 31, 2008, the cost of goods sold increased to $14,160,389 from $4,701,371 for the prior year same period. This increase is largely because the variable costs of manufacturing of game discs or cartridges, license fees by the platform developer and royalty fees generally increase as the volume of sales increases. Moreover, the cost of product was proportionately higher in the nine month period ended March 31, 2008 as a result of the particular manufacturing requirements for the games produced in this period. The cost of royalty expense also increased in the nine month period ended March 31, 2008 from the prior year same period because of increased royalties due to a third party developer caused by high sales performance for a game produced by said developer. For the nine month period ending March 31, 2007, the games sold had lower royalties due because the sales performance was lower and some games had lower royalty cost structures.

Gross Profit.  For the nine month period ended March 31, 2008, gross profit increased to $10,608,457 from $2,238,275 for the prior year same period, while the gross profit margin increased to 42.9% from 33.2% for the prior year period. SouthPeak’s gross profit margins for the years ended June 30, 2007 and 2006 were 33.7% and 14.2% respectively. In general, SouthPeak’s gross profit margins have increased during each year of its operations due to two principal factors: (i) deeper engagement in the creative process of publishing games over time and (ii) migration towards publishing games for newer game console platforms that allow games to be sold at higher prices, without a proportionate increase in cost of goods sold.

The initial games that were published by SouthPeak during the fiscal year ended June 30, 2006, were developed by third-party developers with very limited creative input from SouthPeak. This was because SouthPeak had yet to establish a reputation for itself with developers as a valuable contributor in the creative process. Additionally, SouthPeak had an interest in quickly building a pipeline of games to meet the demands of retailers and distributors and therefore, needed to initially focus on building a substantial portfolio of game titles to meet these demands, even if that prevented the company from being able to become highly engaged in the creative process due to its limitations in time and personnel. Third party developers typically provide lower costs for producing video games (expensed to “cost of goods sold-royalties”) when publishers are partners in the creative process. Given SouthPeak’s limited input in the creative process for its initial games, its “cost of goods sold -product” were comparatively much higher per game than during future periods when SouthPeak became significantly involved in the creative process.

SouthPeak began to become significantly involved in the creative process of game development in the fiscal year ended June 30, 2007 because the company had (i) developed a reputation as a successful game publisher by that time and developers were willing to engage SouthPeak more deeply in the game development process; (ii) built a large enough portfolio of game titles so that it could begin to focus on developing higher quality, more creative games as opposed to being fixated on building a “critical volume” of games; and (iii) increased its personnel and dedicated the necessary human resources to become engaged in the creative process. The result was a decrease in the “cost of goods sold-product” on a game by game basis. As SouthPeak continues to grow, it increasingly is engaged in the creative process and this has created a trend of lower “cost of goods sold -product,” ultimately resulting in higher gross profit margins for the company. The creative input can relate to any part of the game, including game play, game level design, art style, character development, script and localization. The two games that the company has been involved with from an early development stage are Two Worlds and Monster Madness. These two games have had the highest number of units sold of all the games the company has sold since July 1, 2004. It is anticipated that the continued significant involvement of SouthPeak in the creative process will result in increased sales and gross margins for the company, because of increased average number of games sold per title.

As for the migration towards publishing games for newer game console platforms, SouthPeak began this process in the fiscal year ended June 30, 2007. New console platforms, such as the Xbox 360, Wii and PS3 became popular in 2007, so SouthPeak developed games for such platforms. The retail price for games developed for these platforms is substantially higher than the price for older platforms, partly because of the increased complexity and cost in developing games for the new platforms and partly because of marketing conducted by the console producers. In fact, the increase in retail price for games produced for new platforms is disproportionately higher than the increase in production costs. As a result, games produced by SouthPeak for the new platforms produced higher gross profit margins than games produced for older platforms.

These factors are principally responsible for the substantial increase in gross profit margins for the nine month period ended March 31, 2008 compared to the nine month period ended March 31, 2007. Likewise, these same factors are principally responsible for the general trend of gross profit margin expansion on an annual basis for SouthPeak. Although there can be no assurances, SouthPeak expects that gross profit margins will continue to improve on a year to year basis as the company further dedicates itself to deeper involvement in the creative process and to the development of games for the newest platforms.

The company anticipates continued expansion of sales into new geographic territories as the company enters into agreements with further distribution partners, which is anticipated to result in increased sales.

Warehousing and Distribution Expenses. For the nine month period ended March 31, 2008, warehousing and distribution expenses increased 14% to $329,958 from $289,196 for the period ended March 31, 2007. This increase is principally due to higher variable costs associated with warehousing and order fulfillment expenses, which increase as sales volume increases. Warehousing and distribution expenses as a percentage of net revenues decreased to 1.3% for the nine month period ended March 31, 2008 from 4.1% for the prior year period principally as a result of the sharp increase in net revenues.

Sales and Marketing Expenses.  For the nine month period ended March 31, 2008, sales and marketing expenses increased 233% to $3,396,916 from $1,021,236 for the prior year same period. This increase primarily is due to higher sales commissions that increase proportionately as sales volume increases and the increased marketing at trade shows that coincides with the launch of new titles. Advertising and marketing costs, on the other hand, vary on a game by game basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes. Sales and marketing expenses as a percentage of net revenues decreased from 14.5% for the period ending March 31, 2007 to 13.7% in the period ended March 31, 2008. SouthPeak intends to continue to increase its marketing and advertising expenditures in the future in order to promote the launch of new video games and expects its sales costs to increase as its net revenues increase as well.

General and Administrative Expenses.   For the nine month period ended March 31, 2008, general and administrative expenses increased to $2,818,129 from $1,591,706 for the same period in the prior year. Included in such expenses is the consulting fee incurred by the company in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. Such consulting fee totaled $866,594 for the nine months ended March 31, 2007, decreasing 14% to $758,337 for comparable period in 2008. In addition to the staffing provided by consultants, the company also had direct employees. Such wages increased from $107,411 for the nine months ended March 31, 2007 to $842,145 for the nine months ended March 31, 2008, an increase of 784%. Professional fees increased 193% from $44,993 in the nine months ending March 31, 2007 to $132,179 in the comparable period in 2008. Travel and entertainment expenses were $337,854 in the nine months ended March 31, 2008, having increased $238,283, or 239% from $99,571 during the comparable period in 2007.

General and administrative expenses as a percentage of net revenues decreased to 11.4% for the period ended March 31, 2008 from 22.6% for the same period in the prior year principally as a result of the increased net revenues in the more recent period.

As a result of the business combination, it is anticipated that staffing will increase, partly to comply with financial and accounting reporting requirements of a public company. In addition it is expected, as additional sales territories are added and more games are offered for sale, that sales will increase. It is anticipated that staffing will increase to support the increased sales volume.

Operating Income.   For the nine month period ended March 31, 2008, operating income was $4,063,454 versus a $573,863 loss in the prior year period. The increase in operating income is principally due to the release of new video game titles, particularly Two Worlds.   For the nine month period ended March 31, 2008, operating income as a percentage of net revenue was 14.9%.

Interest and Financing Costs.   For the nine month period ended March 31, 2008, interest and financing costs increased to $385,458 from $99,904 for the prior year period due to an increase in average borrowings under the line of credit related to funding the increased costs for development of games with third parties and the increase in accounts receivables prior to payment by customers.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. As a partnership under the Internal Revenue Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there are no provision (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Income.   For the nine month period ended March 31, 2008, SouthPeak generated a net income of $3,677,996, as compared to net loss of $673,767 for the nine month period ended March 31, 2007.

Years ended June 30, 2007 and 2006

Net Revenues.  For fiscal year 2007, net revenues increased to $12,544,046 from $6,235,148 in the prior year. The significant increase in net revenues is due primarily to the launch of new games in fiscal year 2007, especially Monster Madness: Battle for Suburbia, a game for the new console platform Xbox 360. Monster Madness: Battle for suburbia generated approximately 43% of net revenues for the year ended June 30, 2007. The number of units sold for the year ended June 30, 2006 was approximately 386,000 units increasing 76% to approximately 678,000 units for the year ended June 30, 2007, while the average net revenue per game sold increased 15% from $16.15 to $18.52.

Cost of Goods Sold. For fiscal year 2007, the cost of goods sold increased to $8,315,843 from $5,346,809 for the prior year. This increase primarily is due to the increase in sales, with cost of goods sold being 66.3% and 85.8% of net revenues for the years ended June 30, 2007 and 2006 respectively.

Gross Profit.  For fiscal year 2007, gross profit increased to $4,228,203 from $888,339 for the prior year while the gross profit margin increased to 33.7% from 14.2% for the prior year. In general, SouthPeak’s gross profit margins have increased during each year of its operations due to two principal factors: (i) deeper engagement in the creative process of publishing games over time and (ii) migration towards publishing games for newer game console platforms that allow games to be sold at higher prices, without a proportionate increase in cost of goods sold.

The initial games that were published by SouthPeak during fiscal year 2006, were developed by third-party developers with very limited creative input from SouthPeak. This was because SouthPeak had yet to establish a reputation for itself with developers as a valuable contributor in the creative process. Additionally, SouthPeak had an interest in quickly building a pipeline of games to meet the demands of retailers and distributors and, therefore, needed to initially focus on building a substantial portfolio of game titles to meet these demands, even if that prevented the company from being able to become highly engaged in the creative process due to its limitations in time and personnel. Third party developers typically provide lower costs for producing video games (expensed to “cost of goods sold-product”) when publishers are partners in the creative process. Given SouthPeak’s limited input in the creative process for its initial games, its “cost of goods sold -product” were comparatively much higher per game than during future periods when SouthPeak became significantly involved in the creative process.

SouthPeak began to become significantly involved in the creative process of game development in fiscal year 2007 because the company had (i) developed a reputation as a successful game publisher by that time and developers were willing to engage SouthPeak more deeply in the game development process; (ii) built a large enough portfolio of game titles so that it could begin to focus on developing higher quality, more creative games as opposed to being fixated on building a “critical volume” of games; and (iii) increased its personnel and dedicated the necessary human resources to become engaged in the creative process. The result was a decrease in the “cost of goods sold-product” on a game by game basis. As SouthPeak continues to grow, it increasingly is engaged in the creative process and this has created a trend of lower “cost of goods sold -product,” ultimately resulting in higher gross profit margins for the company.

As for the migration towards publishing games for newer game console platforms, SouthPeak began this process in fiscal year 2007. New console platforms, such as the Xbox 360, Wii and PS3, became popular in 2007, so SouthPeak developed games for such platforms and has several games under development for these platforms. The retail price for games developed for these platforms is substantially higher than the price for older platforms, partly because of the increased complexity and cost in developing games for the new platforms and partly because of marketing conducted by the console producers. In fact, the increase in retail price for games produced for new platforms is disproportionately higher than the increase in production costs. As a result, games produced by SouthPeak for the new platforms produced higher gross profit margins than games produced for older platforms.

These factors are principally responsible for the substantial increase in gross profit margins for fiscal year 2007 compared to fiscal year 2006. Although there can be no assurances, SouthPeak expects that gross profit margins will continue to improve on a year to year basis as the company further dedicates itself to deeper involvement in the creative process and to the development of games for the newest platforms.

Warehousing and Distribution Expenses.  For fiscal year 2007, warehousing and distribution expenses increased to $502,132 from $62,197 for the prior year. This increase is principally due to higher variable costs associated with storage and logistics, which increase as sales volume increases and as the number of games warehoused increases. Warehousing and distribution expenses as a percentage of net revenues increased to 4% for 2007 from 1% for the prior year principally as a result of the fact that a larger percentage of SouthPeak’s sales were in the US as a percentage of total sales. SouthPeak’s US operations have a larger warehousing and distribution cost than its European operations as a result of local pricing differences.

Sales and Marketing Expenses.  For fiscal year 2007, sales and marketing expenses increased 262% to $2,128,025 from $587,667 for the prior year. This increase primarily is due to higher sales commissions that increase proportionately as sales volume increases and the increased marketing at trade shows that coincides with the launch of new titles. Advertising and marketing costs, on the other hand, vary on a game by game basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes. Sales and marketing expenses as a percentage of net revenues increased from 9.4% for fiscal year 2006 to 17.0% for fiscal year 2007, principally as a result of a strategy of increasing advertising with new game releases. Advertising expenses for fiscal years 2007 and 2006 were approximately $1,606,247 and $446,588 respectively.

General and Administrative Expenses.  For fiscal year 2007, general and administrative expenses increased to $2,276,818 from $1,007,248 in the prior year. Included in such expenses is the consulting fee incurred by the company in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. Such consulting fee totaled $652,582 for fiscal 2006, increasing 81% to $1,183,195 for the fiscal 2007. In addition to the staffing provided by consultants, the company also had direct employees. Such wages increased from $81,379 for the year ended June 30, 2006 to $192,733 for the year ended June 30, 2007, an increase of 137%. Professional fees increased 68% from $62,206 in fiscal 2006 to $104,568 in fiscal 2007. Travel and entertainment expenses were $50,843 in fiscal year 2006, increasing 210% to $157,595 in fiscal year 2007. General and administrative expenses as a percentage of net revenues stayed relatively steady, with 18.2% for fiscal year 2007 and 16.2% for fiscal year 2006.

Operating Income.  For fiscal year 2007, the operating loss was $678,772 versus an operating loss of $768,773 in the prior year. The decrease in operating losses is principally due to the increase in gross profit margins. For fiscal year 2007 operating loss as a percentage of net revenue was 5.4% compared to 12.3% for the prior year.

Interest and Financing Costs.  For fiscal year 2007, interest and financing costs increased to $187,440 from $138,672 for the prior year due to an increase in average borrowing under the line of credit related to funding the increased costs for development of games with third parties and the increase in the accounts receivables prior to payment by customers.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. Under provisions of a partnership of the Internal Revenue Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there are no provision (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Loss.  For fiscal year 2007, SouthPeak generated a net loss of $866,212, as compared to a net loss of $907,445 for the fiscal year 2006.

Years ended June 30, 2006 and 2005

Net Revenues.  For fiscal year 2006, net revenues increased to $6,235,148 from $0 for the prior year. The increase in net revenues in 2006 reflects the fact that SouthPeak re-launched its operations in fiscal year 2005 and only began to ramp-up its business in fiscal year 2006.

Cost of Goods Sold. For the fiscal year 2006, the cost of goods sold increased to $5,346,809 from $0 for the prior year. This increase reflects the fact that SouthPeak did not sell any video games in fiscal year 2005 and, therefore, did not incur any costs of goods sold.

Gross Profit.  For fiscal year 2006, gross profit increased to $888,339 from $0 for the prior year. The gross profit margin for fiscal year 2006 was 14.2%. SouthPeak did not sell any video games in fiscal year 2005, thereby producing no gross profits or revenues.

Warehousing and distribution expenses.  For fiscal year 2006, warehousing and distribution expenses increased to $62,197 from $0 for the prior year. Warehousing and distribution expenses as a percentage of net revenues was 1% in fiscal year 2006. SouthPeak did not incur any warehousing and distribution expenses in fiscal year 2005 because it did not yet produce or sell any video games.

Sales and Marketing Expenses.  For fiscal year 2006, sales and marketing expenses increased to $587,667 from $2,806 for the prior year. Sales and marketing expenses represented 9.4% of net revenues for fiscal year 2006. This increase reflects the fact that SouthPeak had re-launched operations in fiscal year 2005 and conducted only minimum marketing activities for the purpose of establishing itself in the business of video game production in 2005. Only in fiscal year 2006 did SouthPeak fully launch operations and begin incurring standard sales and marketing costs.

General and Administrative Expenses.  For fiscal year 2006, general and administrative expenses increased to $1,007,248 from $22,215 in the prior year. This increase reflects the fact that SouthPeak had re-launched operations in fiscal year 2005 and conducted only minimum activities for the purpose of establishing itself in the business of video game production in 2005. Only in fiscal year 2006 did SouthPeak fully launch operations, hire personnel, and begin incurring standard general and administrative costs. General and administrative expenses as a percentage of net revenues were 16.2% for 2006.

Operating Loss.  For fiscal year 2006, the operating loss was $768,773 versus an operating loss of $25,021 in the prior year. The increase in operating loss was the result of the full launch of operations in 2006, thereby increasing SouthPeak’s cost structure.

Interest and Financing Costs.  For fiscal year 2006, interest and financing costs increased to $138,672 from $0 for the prior year due to SouthPeak’s establishment of a line of credit to finance the production and sale of video games.

Income Taxes.  SouthPeak, as a limited liability company, is currently taxed as a partnership. Under provisions of a partnership of the Code, SouthPeak is generally not liable for income taxes. Rather, the taxable income of SouthPeak is reported to the members and applicable income taxes are paid by the members. Therefore, there are no provision (benefit from) income taxes in the SouthPeak consolidated financial statements.

Net Loss.  For fiscal year 2006, SouthPeak generated a net loss of $907,445. In 2005, SouthPeak generated a net loss of $25,021.

 Quarterly Operating Results Not Meaningful

SouthPeak’s quarterly net revenues and operating results have varied widely in the past and can be expected to vary in the future, due to numerous factors, several of which are not under its control. These factors include the timing of SouthPeak’s release of new titles, the popularity of both new titles and titles released in prior periods, changes in the mix of titles with varying gross margins, the timing of customer orders and fluctuations in consumer demand for gaming platforms. Accordingly, SouthPeak’s management believes that quarter-to-quarter comparisons of its operating results are not meaningful.

Liquidity and Capital Resources

Historically, SouthPeak has met its capital needs through its line of credit, loans from related persons and its members. SouthPeak’s cash and cash equivalents were $284,030 at March 31, 2008 and $150,294 at March 31, 2007. Cash and cash equivalents were $510,265 at June 30, 2007 compared to $43,596 at June 30, 2006. SouthPeak’s cash is and was used principally for working capital purposes, including milestone payments for advances on royalties.

SouthPeak expects continued volatility in the use and availability of cash due to fluctuations in receivables collections and quarterly working capital needs necessary to finance its business and growth objectives. As of March 31, 2008, SouthPeak’s operating activities were funding its working capital needs. Due to the amount of third party developer commitments the company has engaged in, the company entered into a new loan for $2.0 million, with an interest rate of 14%. Although there can be no assurance, SouthPeak’s management believes that there will be sufficient capital resources from its operations, its line of credit, the new $2.0 million loan and its related parties and members in order to finance SouthPeak’s requirements for development, production, marketing, the purchases of equipment, and the acquisition of intellectual property rights for future products for at least the next 12 months. Furthermore, as a result of the merger, SouthPeak believes that the liquidity provided to it via this transaction will provide it with enhanced ability to finance its operations and future growth.

Line of Credit. SouthPeak has a revolving loan due a financial institution, with a maximum outstanding amount of $5.0 million at March 31, 2008. The loan bears interest at prime plus ½%, which was 8.75% at June 30, 2007 and 5.75% as of March 31, 2008. The outstanding loan amount cannot exceed 65% of eligible accounts receivable from North American operations. Payments received on such accounts are processed by the financial institution as payments on the revolving loan. The line is collateralized by gross accounts receivable of $2,778,150 and $6,035,659 at March 31, 2008 and June 30, 2007, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets, by the two majority members. The notes contain certain financial and non-financial covenants, and at March 31, 2008 and June 30, 2007, SouthPeak was in compliance with the covenants.

At March 31, 2008, the loan outstanding totaled $0 and the remaining available under the line of credit amounted to $790,199. In the future, SouthPeak may elect to increase the maximum outstanding amount on its line of credit as the company’s business grows and its gross margins continue improving in the ordinary course of business. For the nine months ended March 31, 2008 and 2007, interest expense relating to the line of credit was $228,317 and $87,790, respectively. At June 30, 2007 the outstanding line of credit balance is $4,822,872 and the remaining available under the line of credit amounted to $ -0-. All interest is expensed. The termination date of the agreement is April 30, 2008; however, SouthPeak’s management believes that the line of credit will be renewed and potentially expanded in its normal course of business. At June 30, 2007 the loan outstanding totaled $4,822,872 and the remaining available under the line of credit amounted to $0. The maximum amount outstanding was temporarily increased to $9.0 million for the period of August 6, 2007 to November 1, 2007 in order to provide funding to finance the production and sales of games in this period; after which it was reduced to $6.5 million until December 1, 2007, at which time the maximum amount outstanding was reduced to $5.0 million.

Cash Flows. SouthPeak expects that it will make significant expenditures relating to advances on royalties to third-party developers. SouthPeak’s future cash commitments relating to these investments are detailed below in “Contractual Obligations.”  Cash flows from operations are affected by its ability to release highly successful or “hit” titles. Though many of these titles have substantial royalty advances and marketing expenditures, once a title recoups these costs, incremental net revenues typically will directly and positively impact cash flows.

 For the nine month period ended March 31, 2008, SouthPeak had net cash provided by operating activities of $5,039,382, increasing by $6,540,514 over a loss of $1,501,130 during the similar period in 2007. Such increase occurred primarily because of the net income of the company, $3,677,996 in 2008 compared to a loss of $673,767 in 2007. In addition, accrued royalties increased $1,734,045 in nine months ended March 31, 2008 compared to decreasing $14,406 in the similar period of 2007, as a result of the increased sales activity in the nine months ended March 31, 2008.  In particular this increase related to the sales performance of Two Worlds, which exceeded the advance royalties paid for the game, and therefore additional royalties were accrued for the nine months ended March 31, 2008. The largest uses of cash by operating activities in the nine months ended March 31, 2008 were a decrease in accounts payable of $1,742,605, and a decrease in accrued expenses - related parties of $650,889. Generally, when new games are launched, there is a large amount of payables and receivables on the books to account for the cost of manufacturing the games, and from the large sales volume.  There were only four games launched from November 1, 2008 to March 31, 2008, and therefore, accounts payable decreased from the balance at June 30, 2007.  In addition, with the increased cash flow for the nine months ended March 31, 2008, liabilities of the company were paid down, including accrued expenses - related parties.  For the nine month period ended March 31, 2008, another of SouthPeak’s largest cash usages was the increase in advance royalties of $950,692.

During the nine month period ended March 31, 2008, the company made a concerted effort to obtain vendor credit, and was able to obtain credit terms with a significant, new vendor who did the printing for the Two Worlds game. In addition, the hiring of additional employees with industry experience has led to the company going directly to the provider versus using a middle man, which has helped reduce costs, which the company anticipates will also benefit future periods. The company plans to continue to assess vendor services, terms and prices on an ongoing basis to streamline costs.

The cash used in investing activities during the nine months ended March 31, 2008 and 2007 was $979,317 and $31,129, respectively. The cash used in both periods primarily related to the purchase of office and computer equipment and intellectual property.

During the nine months ended March 31, 2008 and 2007, financing activities resulted in net cash used of $3,958,220 and cash flow of $1,918,537, respectively. The company utilized cash provided by operating activities to repay its line of credit, in the amount of $4,822,872. In addition, loans from related parties were repaid in full in October 2007.

SouthPeak now is able to meet a substantial portion of its capital needs through operating cash flows, particularly given the cash generated from the profitable operations of SouthPeak for the nine month period ended March 31, 2008. Additionally, as SouthPeak’s gross profit margins are steadily increasing as a result of its increasing ability to negotiate lower royalty fees with third party developers (due to SouthPeak’s higher level of involvement in the creative development process), SouthPeak’s operating cash flows are expected to contribute more towards the company’s capital needs in the future. Moreover, SouthPeak can continue to access the cash available through its line of credit in the ordinary course of business over time. Ultimately, SouthPeak’s management believes that it has sufficient capital resources from its operations, its line of credit, and its related parties and business combination with the Company to finance SouthPeak’s operations and growth indefinitely.

Contractual Obligations

Operating Obligations. SouthPeak regularly enters into contractual arrangements with third parties for the development of games. Under these agreements, SouthPeak commits to provide specified payments to a developer, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers typically are deemed to be advances and are recoupable against future royalties earned by the developers based on the sale of the related game. On October 26, 2007, SouthPeak entered into an agreement with a third party game developer in connection with certain development agreements. Pursuant to the agreement, SouthPeak has committed to spend specified amounts for marketing support for the related game which is to be developed. SouthPeak also leases its UK office under a non-cancelable operating lease agreement. In October 2007, SouthPeak entered into a new one year lease for its UK office, beginning in December 2007, with a monthly rent of $5,188. In January 2008, SouthPeak entered into a three year lease for its US headquarters in Midlothian, Virginia, beginning in January 2008, with monthly rent of $7,542.

Long-Term Obligations. SouthPeak has minimum principal payments due on a mortgage loan. In October 2007, the company purchased a building and land in Grapevine, Texas for $1,175,000. This building has 7,000 square feet and is being used for office space. In connection with the purchase, Southpeak entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus ¼%, and has an initial rate of 7.5%. Monthly principal and interest payment are $8,611 with interest only payments for the first six months. The mortgage is secured by land and building with a net book value of $1,294,573 at March 31, 2008. The two majority members of Southpeak have personally guaranteed the mortgage note.

The total future minimum commitments for the above and other contractual arrangements in place as of March 31, 2008 are scheduled to be paid as follows:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$2,072,444	$101,356	$206,578	$206,578	$1,557,932
Operating lease obligations	295,543	135,168	158,375	-	-
Other contractual obligations	12,092,255	8,866,080	3,226,175	-	-
Total	$14,458,242	$9,102,604	$3,591,128	$206,578	$1,557,932

In the normal course of business, SouthPeak executes contracts with third parties for development of the games. During the period from April 1, 2008 to June 11, 2008, SouthPeak entered into two agreements with such developers for an aggregate royalty commitment of approximately $850,000.

Quantitative and Qualitative Disclosures about Market Risk

SouthPeak is exposed to various market risks, including the changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from changes in market rates and prices. Foreign exchange contracts used to hedge foreign currency exposure are subject to market risk. SouthPeak does not enter into derivatives or other financial instruments for trading or speculative purposes.

Item 9.01 Financial Statements and Exhibits

Financial Statements

Financial Statements of Business Acquired

The financial statements and selected financial information of SouthPeak are included in the Definitive Proxy Statement (No. 000-51869), dated April 11, 2008, in the Sections entitled “Selected Historical Financial Information,” and “Index to Financial Statements” beginning on pages 13 and F-1, respectively, and are incorporated herein by reference.

The unaudited financial statements of SouthPeak for the period ended March 31, 2008 are set forth below.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	June 30, 2007
	(Unaudited)
Assets

Current assets:
Cash	$284,030	$510,265
Accounts receivable, net of allowances of $1,333,028 and $1,943,626 at March 31, 2008 and June 30, 2007, respectively	1,713,612	4,864,485
Inventories	338,499	839,436
Current portion of advances on royalties	1,647,135	1,461,443
Current portion of intellectual property license	66,250	-
Related party receivables	8,414	-
Prepaid expenses and other current assets	57,825	72,822

Total current assets	4,115,765	7,748,451

Property and equipment, net	1,628,923	143,197

Deferred acquisition costs	448,360	-
Advances on royalties, net of current portion	765,000	-
Intellectual property license, net of current portion	1,360,000	-
Other assets	12,691	3,959

Total assets	$8,330,739	$7,895,607

Liabilities and Members’ Deficiency

Current liabilities:
Line of credit	$-	$4,822,872
Current maturities of mortgage payable	21,901	-
Convertible Note Payable	2,000,000	-
Accounts payable	221,415	1,964,019
Accrued royalties	2,780,550	1,046,505
Accrued expenses and other current liabilities	819,933	633,859
Due to member	-	277,328
Due to related parties	1,133	40,793
Accrued expenses - related party	-	650,889
Total current liabilities	5,844,932	9,436,265
Long-term liability:
Mortgage payable, net of current maturities	1,046,549	-
Total liabilities	6,891,481	9,436,265
Commitments

Members’ equity (deficiency):
Members’ equity (deficiency)	1,591,672	(1,716,324)
Accumulated other comprehensive income (loss)	(152,414)	175,666

Total members’ equity (deficiency)	1,439,258	(1,540,658)
Total liabilities and members’ equity (deficiency)	$8,330,739	$7,895,607

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007

Net revenues	$2,223,268	$1,095,392	$24,768,846	$7,029,646

Cost of goods sold:
Product costs	898,308	800,964	8,701,880	4,037,076
Royalties	227,466	143,869	5,458,509	664,295

Total cost of goods sold	1,125,774	944,833	14,160,389	4,701,371

Gross profit	1,097,494	150,559	10,608,457	2,328,275

Operating expenses:
Warehousing and distribution	19,595	50,151	329,958	289,196
Sales and marketing	303,057	370,244	3,396,916	1,021,236
General and administrative	659,576	367,358	2,818,129	1,591,706

Total operating expenses	982,228	787,753	6,545,003	2,902,138

Income (loss) from operations	115,266	(637,194)	4,063,454	(573,863)

Interest expense	95,148	50,434	385,458	99,904

Net income (loss)	$20,118	$(687,628)	$3,677,996	$(673,767)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$3,677,996	$(673,767)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	62,061	18,762
Allowances for price protection, returns and defective merchandise	(610,598)	51,844
Loss on disposal of property and equipment	-	19,167

Change in operating assets and liabilities:
Accounts receivable	3,761,471	481,273
Inventories	500,937	(508,690)
Advances on royalties	(950,692)	(938,790)
Prepaid expenses - related party	(8,414)	(432)
Prepaid expenses and other current assets	14,997	(320,309)
Accounts payable	(1,742,605)	248,859
Accrued royalties	1,734,045	(14,406)
Accrued expenses - related party	(650,889)	(114,816)
Accrued expenses and other current liabilities	(748,927)	250,175

Total adjustments	1,361,386	(827,363)

Net cash provided by (used in) operating activities	5,039,382	(1,501,130)

Cash flows from investing activities:
Purchases of property and equipment	(479,335)	(30,899)
Purchase of intellectual property	(491,250)	-
Security deposits	(8,732)	(230)
Net cash used in investing activities	(979,317)	(31,129)

Cash flows from financing activities:
Net proceeds from (repayments to) line of credit	(4,822,872)	2,643,057
Proceeds from issuance of convertible note payable	2,000,000	-
Net increase (decrease) in cash overdraft	-	(81,707)
Repayment of amounts due to member	(277,328)	-
Proceeds of amounts due to related parties	38,807	214,382
Repayment of amounts due to related parties	(78,467)	(857,195)
Deferred acquisition costs	(448,360)	-
Distributions to members	(370,000)	-

Net cash provided by (used in) financing activities	(3,958,220)	1,918,537

Effect of exchange rate changes on cash	(328,080)	(279,580)

Net increase (decrease) in cash	(226,235)	106,698
Cash at beginning of period	510,265	43,596

Cash at end of period	$284,030	$150,294

Supplemental cash flow information:
Cash paid during the period for interest	$295,382	$99,934

Supplemental disclosure of non-cash activities:
Intellectual properties acquired through the recording of accrued expenses	$510,000	$-
Purchase of land and building through the assumption of a mortgage note	$1,068,450	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies

Business

SouthPeak Interactive, L.L.C. and its wholly-owned subsidiary, SouthPeak Interactive, Ltd., (herein after collectively referred to as “SouthPeak,” or the “Company”) is a publisher and distributor of interactive entertainment software. The Company offers products for all popular game systems, including Sony PlayStation 2 (“PS2”), Sony PlayStation 3 (“PS3”), Nintendo Wii (“Wii”), and Microsoft Xbox 360 (“Xbox360”) console systems, Nintendo Game Boy Advance (“GBA”), Sony PlayStation Portable (“PSP”), and Nintendo Dual Screen (“NDS”) hand-held devices, and for the personal computer (“PC”).

The Company maintains its operations in the United States and the United Kingdom. The Company sells its games to retailers and distributors in North America and primarily to distributors in Europe and Australia.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the nine months ended March 31, 2008 are not necessarily indicative of the result that may be expected for the year ending June 30, 2008.

Principles of Consolidation

The consolidated financial statements include the accounts of SouthPeak Interactive, L.L.C., and its wholly-owned subsidiary, SouthPeak Interactive, Ltd. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year ends on June 30.

Concentrations of Credit Risk, Major Customers and Vendors

The financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash balances with financial institutions and accounts receivable. At various times during the nine months ended March 31, 2008, the Company had deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit at a financial institution in the United States; and in excess of the Financial Services Compensation Scheme (“FSCS”) limit at a financial institution in the UK. The Company had uninsured bank balances of approximately $165,000 and $435,000 at March 31, 2008 and June 30, 2007, respectively.

The Company does not generally require collateral or other security to support accounts receivable. Management must make estimates of the uncollectibility of the accounts receivable. The Company considers accounts receivable past due based on how recently payments have been received. The Company has established an allowance for doubtful accounts based upon the facts surrounding the credit risk of specific customers, past collections history and other factors.

The Company has three customers, GameStop, Wal-Mart and Pinnacle that accounted for 18%, 13% and 11%, respectively, of consolidated gross revenues for the nine months ended March 31, 2008.  GameStop and SVG Distribution accounted for 34% and 10%, respectively, of consolidated gross accounts receivable at March 31, 2008. For the nine month period ended March 31, 2007, Wal-Mart and GameStop accounted for 42% and 10%, respectively, of consolidated gross revenues. For the three months ended March 31, 2008, Jack of All Games accounted for 13% of consolidated gross revenues. For the three months ended March 31, 2007, Wal-Mart and Jack of All Games accounted for 29% and 12%, respectively, of consolidated gross revenues. The Company had two customers, Wal-Mart and GameStop that accounted for 24% and 20%, respectively, of consolidated gross accounts receivable at June 30, 2007.

The Company publishes video games for the proprietary console and hand-held platforms created by Microsoft, Sony and Nintendo, pursuant to the licenses they have granted to the Company. Should the Company’s license with any of such three platform developers not be renewed by the developer, it would cause a disruption in the Company’s operations. The Company expects that such contracts will be renewed in the normal course of business. In addition, the Company has purchased a significant amount of video games for resale for such platforms from a single supplier. Such purchases amounted to $-0- and $2,726,995 in cost of goods sold - product cost for the nine months ended March 31, 2008 and 2007, respectively. Such purchases amounted to $-0- and $1,029,600 in cost of goods sold – product costs for the three months ended March 31, 2008 and 2007, respectively. Amounts included in accounts payable for this vendor at March 31, 2008 and June 30, 2007 totaled $-0- and $870,812, respectively. The Company pays fees to Microsoft for licensing the manufacture of games for Microsoft platforms. Such fees charged to cost of goods sold - product costs totaled $3,391,713 and $-0- for the nine months ended March 31, 2008 and 2007, respectively, and $77,217 and $-0- for the three months ended March 31, 2008 and 2007, respectively. Amounts payable to Microsoft for licensing included in accounts payable at March 31, 2008 and June 30, 2007 totaled $-0- and $30,000, respectively. The Company incurred royalty costs included in cost of goods - royalties to a software developer for development of the Two Worlds and Dream Pinball 3D games in the amount of $4,559,771 and $-0- for the nine months ended March 31, 2008 and 2007, respectively, and $(60,489) and $-0- for the three months ended March 31, 2008 and 2007, respectively. Amounts payable to this vendor in accrued royalties at March 31, 2008 and June 30, 2007 totaled $1,781,464 and $-0-, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies , continued

Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value due to their short-term nature.

Accounts Receivable, Allowance for Sales Returns and Price Protection

Receivables are stated net of allowances for price protection, sales returns, defective items, and doubtful accounts. The Company analyzes sales returns in accordance with Statement of Financial Accounting (“SFAS”) No. 48 “Revenue Recognition When Right Of Return Exists”. The Company estimates the amount of future sales returns, price protection and defective items for current period revenue after analyzing historical returns, inventory remaining in the retail channel, the rate of inventory sell-through in the retail channel and other factors. Generally, the Company maintains a policy of giving credits for price protection, defective items and returns, but not cash refunds. Management uses significant judgment and makes estimates in connection with establishing allowances for price protection, defective items, sales returns and doubtful accounts. Actual sales returns, defective items and price protection could differ materially from allowance estimates due to a number of reasons such as the lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.

As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each allowance above. However, the Company believes there would be no significant difference in the amounts using other reasonable assumptions than what was used to arrive at each allowance. The Company regularly reviews the factors that influences its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experiences associated with any of these items may be significantly different than the Company’s estimates.

At March 31, 2008 and June 30, 2007, accounts receivable allowances consisted of the following:

	March 31,	June 30,
	2008	2007
Sales returns	$-	$109,501
Price protection	1,239,179	1,768,773
Defective items	54,850	65,352
Doubtful accounts	38,999	-

Total reserves	$1,333,028	$1,943,626

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company estimates the net realizable value of slow-moving inventory on a title by title basis and charges the excess of cost over net realizable value to “cost of goods sold - product costs”. Significant changes in demand for the Company’s products would impact management’s estimates in establishing the inventory provision. Such licensing fees included in “costs of goods sold - product costs” amounted to $4,146,433 and $1,086,380 for the nine months ended March 31, 2008 and 2007, respectively, and $785,245 and $54,155 for the three months ended March 31, 2008 and 2007, respectively. Licensing fees included in inventory at March 31, 2008, and June 30, 2007 totaled $128,036 and $166,911, respectively.

Advances on Royalties

The Company utilizes third parties to develop its games and makes payments to third-party developers as they reach certain contract milestones. The Company enters into contracts with third party developers once the game design has been approved by the platform proprietors and is technologically feasible.  The Company capitalizes such payments to third-party developers during their development of games. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owing to the third-party developer from the sales of the game. To the extent these prepared royalties are sales performance related, the royalties are expensed against projected sales revenue at the time a game is released and charged to costs of goods sold. This normally results in expensing all prepaid royalties based upon the first and, on occasion, the second batch of shipments of the game. Any pre-release milestone payments that are not prepayments against future royalties are expensed when a game is released and then changed to costs of goods sold. Any additional cost incurred beyond the milestone payments is expensed to “ cost of goods sold - royalties”. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to “cost of goods sold - royalties” in the period of cancellation. The costs were $3,000 and $-0- for the nine months ended March 31, 2008 and 2007, and $3,000 and $0 for the three months ended March 31, 2008 and 2007, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies , continued

Beginning upon product release, advances on royalties are amortized to “cost of goods sold - royalties” based on the ratio of current revenues to total projected revenues, based on management’s estimates usually resulting in an amortization period of six months or less. At the end of each reporting period, the Company evaluates the future recoverability of games released in prior periods, based upon an individual game’s performance.

Evaluating the recoverability of advance royalties often involves assumptions and judgments that can have a significant impact on the timing and amounts which the Company reports. For example, in determining the future recoverability and timing of such advance royalties, the Company must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to “cost of goods sold - royalties” may be larger than expected for any particular period.

Intellectual Property Licenses

Intellectual property license costs result from fees paid by the Company to license the use of trademarks, copyrights, and software used in the development of games by third party developers. The licenses may be used in several games or a single game.

Periodically the Company evaluates the future recoverability of capitalized intellectual property licenses, based on the expected performance of the specific games. Prior to the related game’s release, the Company expenses, as part of “cost of goods sold - intellectual property licenses,” any intellectual property license costs that are not recoverable. If the Company abandons a game, any capitalized intellectual property costs are charged to “cost of goods sold - intellectual property licenses,” at the time of cancellation. The Company uses various factors to evaluate expected game performance, including preorders for the game prior to release.

Beginning with a game’s release, intellectual property license costs are amortized to “cost of goods sold - intellectual property licenses” based on the ratio of current revenues for the specific game to the total of projected revenues for all the games which will use the license. Periodically, the Company evaluates the future recoverability of capitalized intellectual property licenses utilizing the main evaluative factor of actual title performance.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives: Buildings, 40 years; computer equipment and software, 3 to 5 years; and office furniture and other equipment, 5 to 10 years. When assets are retired or disposed of, the cost and accumulated depreciation and amortization thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of Long-lived Assets

In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets, which are assets that provide the Company with a benefit beyond one year, are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. The Company has not recorded any write-downs to fair value during the three and nine months ended March 31, 2008 and 2007, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies , continued

Revenue Recognition

The Company recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle occurs at the time of shipment. In consignment sales to a distributor, the Company does not record any revenue on these shipments until the distributor ships the games to its customers.  Revenue is recorded at the net amount the distributor is obligated to pay to the Company. In Europe, the Company has agreements that provide customers, on a title by title basis, the right to multiple copies in exchange for guaranteed minimum license fees, and revenue pursuant to such agreements is recognized at delivery of the product master. With respect to license agreements that provide mass retailers the right to rent the software, revenue is recognized when the rental occurs. Regarding on-line transactions including electronic downloads of titles and additional downloadable content, the Company recognizes revenue when the fee is paid by the on-line customer for the online product and the Company is notified by the online retailer that the product has been downloaded. In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104, “Revenue Recognition” and the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, amended by SOP 98-9 “Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transaction” and SOP 81-1 “Accounting for performance of construction type and certain production type contracts” , the Company evaluates revenue recognition using the following basic criteria and recognize revenue for both product sales and licensing transactions when all four criteria are met: (i) convincing evidence of an arrangement transaction exists; (ii) the arrangement fee is fixed or determinable; (iii) collection of the related receivable is deemed probable; and, (iv) delivery has occurred in which title has passed. Revenue recognition also determines the timing of certain expenses, including “cost of goods sold - product costs”, “cost of goods sold - royalties” and “cost of goods sold - intellectual property licenses.”

Deferred Acquisition Costs

In connection with the Company’s acquisition of SouthPeak and the accounting treatment as a reverse acquisition, the Company has incurred certain professional fees which have been recorded as deferred acquisition costs. Upon the completion of the acquisition, the deferred acquisition costs will be charged to equity to the extent of the cash received by the Company as part of the reverse acquisition with any reminder written off to operating expenses.

Advertising

The Company expenses advertising sales promotion expenses as incurred, except for production costs associated with media advertising which are deferred and charged to expense the first time the related advertisement is run. The Company engages in cooperative marketing with some of its retail channel partners. The Company accrues marketing and sales incentive costs when the revenue is recognized and such amounts are included in sales and marketing expense when there is an identifiable benefit for which the Company can reasonably estimate the fair value of the benefit; otherwise, they are recognized as a reduction of net revenues. In addition, the Company engaged in an advertising barter transaction for which no revenue or expenses has been booked in accordance with Emerging Issues Task Force Issue No. 99-17 “Accounting for Advertising Barter Transactions”. Advertising expense for the nine months ended March 31, 2008 and 2007 were $2,873,022 and $814,518 respectively, and $249,369 and $342,747 for the three months ended March 31, 2008 and 2007, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.

Income Taxes

Effective November 10, 2000, the U.S. operations of the Company, as an LLC, elected to be taxed as a “Partnership”. Accordingly, the Company does not incur additional tax obligations, and the condensed consolidated financial statements do not include a provision for federal or state income taxes. The taxable income of the Company is reported to the members and applicable income taxes are paid by the members. The Company expects to pay the necessary distributions to satisfy the members’ estimated personal tax liabilities based on the Company’s taxable income. The UK operations of the Company are subject to income tax by the UK. However because of a loss in the UK operations, the Company has not paid any tax to the UK, and at March 31, 2008 and June 30, 2007, the net operating loss carry forward of approximately $923,000 and $1,582,000, respectively. At the UK current tax rate of 30%, the estimated net tax benefit of the loss carry forward of approximately $277,000 and $474,000 respectively, at March 31, 2008 and June 30, 2007 and has not been recorded as a deferred tax asset in the condensed consolidated financial statements as a full valuation allowance has been recorded due to the uncertainty of the future realization of the tax benefit. Therefore, there is no provision for income taxes in these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies , continued

Effective July 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s condensed consolidated financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Management has evaluated and concluded that there are no significant uncertain tax positions requiring recognition in the Company’s condensed consolidated financial statements as of March 31, 2008. The evaluation was performed for the tax years ended December 31, 2006, 2005 and 2004 which remain subject to examination for federal, various states and UK income tax purposes by various taxing authorities as of March 31, 2008.

The Company’s policy is to reclassify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses.

Foreign Currency Translation

The functional currency for the Company’s foreign operations is the applicable local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the consolidated balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long-term. Transaction gains and losses on intercompany balances considered to be long-term are recorded in other comprehensive income (loss). Foreign exchange transaction gains (losses) included in general and administrative expenses in the accompanying condensed consolidated statements of operations for the nine months ended March 31, 2008 and 2007 amounted to $253,676 and $(143,339), respectively and $243,066 and $(4,928) for the three months ended March 31, 2008 and 2007, respectively.

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company's items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are considered permanent in nature and therefore do not require tax adjustments.

Stock-Based Compensation Plans

On July 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2006, the first day of the Company’s year ended June 30, 2007. The Company’s condensed consolidated financial statements as of and for the nine months ended March 31, 2008 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). As of March 31, 2008, the Company did not have any stock based compensation plans so effectively did not have any unvested stock-based compensation and did not issue any stock-based compensation during the six month period ended December 31, 2007 thereby resulting in the Company not recognizing any stock-based compensation expense for the period then ended.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Company’s condensed consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for employee equity awards and employee stock purchases using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”  (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s condensed consolidated statement of operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies , continued

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions in the preparation of financial statements. Such estimates and assumptions impact the reported amount of assets and liabilities at the financial statement date, and revenue and expenses for the reporting period. The actual results could differ from those estimates. The most significant estimates are related to the amortization of advances for royalties and accounts receivable allowances. Such estimates include sales returns and allowances, price protection estimates, provisions for doubtful accounts, accrued liabilities, estimates regarding the recoverability of prepaid royalties, inventories, long lived assets, and deferred tax assets. These estimates generally involve complex issues and require the Company to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and or subject to change from period to period. The financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Actual results could differ materially from estimated.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring it, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. SFAS 157 is effective for years beginning after November 15, 2007. The Company is evaluating the impact, if any, the adoption of this statement will have on its consolidated results of operations, financial position or cash flows.

In February 2007, the FASB issued Statement No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS 159 are effective for financial statements issued for years beginning after November 15, 2007. The Company is evaluating if it will adopt SFAS 159 and what impact the adoption will have on consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued Statement No. 141(R), "Business Combinations", or SFAS 141(R), which will change the accounting for and reporting of business combination transactions. The most significant changes in the accounting for business combinations under SFAS 141(R) include: (1) valuation of any acquirer shares issued as purchase consideration will be measured at fair value as of the acquisition date; (2) contingent purchase consideration, if any, will generally be measured and recorded at the acquisition date, at fair value, with any subsequent change in fair value reflected in earnings rather than through an adjustment to the purchase price allocation; (3) acquired in-process research and development costs, which have historically been expensed immediately upon acquisition, will now be capitalized at their acquisition date fair values, measured for impairment over the remaining development period and, upon completion of a successful development project, amortized to expense over the asset's estimated useful life; (4) acquisition related costs will be expensed as incurred rather than capitalized as part of the purchase price allocation; and (5) acquisition related restructuring cost accruals will be reflected within the acquisition accounting only if certain specific criteria are met as of the acquisition date; the prior accounting convention, which permitted an acquirer to record restructuring accruals within the purchase price allocation as long as certain, broad criteria had been met, generally around formulating, finalizing and communicating certain exit activities, will no longer be permitted.

SFAS 141(R) is effective for reporting periods beginning on or after December 15, 2008. Earlier adoption is not permitted. We anticipate that adoption of this pronouncement will significantly impact how we account for business combination transactions consummated after the effective date, in the various areas outlined above.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

1.	Summary of Significant Accounting Policies , continued

Recently Issued Accounting Standards, continued

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51", or SFAS 160, effective for fiscal years beginning after December 15, 2008. SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including the requirement that the noncontrolling interest be classified as a component of equity. SFAS 160 is required to be adopted simultaneously with SFAS 141(R). We do not expect that this pronouncement will have a significant impact on Company’s consolidated financial position, results of operations or cash flows.

All other recently issued accounting pronouncements are not expected to have a material impact on the Company’s condensed consolidated financial statements.

2.	Inventories

At March 31, 2008 and June 30, 2007, inventories consist of the following:

	March 31,	June 30,
	2008	2007
Finished goods	$258,326	$742,401
Purchased parts and components	80,173	97,035
	$338,499	$839,436

3.	Property and Equipment, net

At March 31, 2008 and June 30, 2007, property and equipment, net was comprised of the following:

	March 31,	June 30,
	2008	2007
Land	$355,999	$-
Building	986,409	-
Computer equipment and software	363,799	204,898
Office furniture and other equipment	78,594	43,468
	1,784,801	248,366

Less: accumulated depreciation and amortization	155,878	105,169

Property and equipment, net	$1,628,923	$143,197

Depreciation and amortization expense for the three months ended March 31, 2008 and 2007 was $27,218 and $5,834, respectively and $62,062 and $18,762 for the nine months ending March 31, 2008 and 2007, respectively.

On October 4, 2007 the Company purchased a building and land in Grapevine, Texas for $1,175,000. In connection with the purchase, the Company entered into a mortgage with a financial institution in the amount of $1,068,450 (see note 6).

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

4.	Intellectual Property Licenses

On August 28, 2007 the Company contracted to use copyrighted images in a game that a third party developer is developing for the Company for a total cost of $100,000. In addition, on October 29, 2007, the Company contracted to acquire software that would be used in the development of games by third parties for a total cost of $2,540,000 to be paid within next 18 months. Pursuant to the contract, the Company has an option to convert the right and license to use the intellectual property for a specific number of games or for an unlimited number of games. As of December 31, 2007, the Company has opted to use the intellectual property for three games, at a total cost of $1,360,000. The first game is expected to be released in April 2009 and no release date has been set for the other two games. At March 31, 2008, the Company has $510,000 payable against these contracts, which is included in the total for accrued expenses and other current liabilities.

5.	Line of Credit

During December 2005, the Company obtained a revolving line of credit from a financial institution in the maximum amount of $5.0 million, which terminates on April 30, 2008. On August 6, 2007, the borrowing limit of line of credit increased to $9.0 million and effective September 1, 2007, the availability of the maximum line of credit was limited to the lesser of 65% of eligible accounts receivable from North America operations or $9.0 million. The loan bears interest at prime plus ½%, which was 5.75% and 8.75% at March 31, 2008 and June 30, 2007, respectively. The financial institution processes payments received on such accounts receivable as payments on the revolving loan of credit. The line is collateralized by gross accounts receivable of approximately $2,778,000 and $6,036,000 at March 31, 2008 and June 30, 2007, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets by the two majority members. The agreement contains certain financial and non-financial covenants. At March 31, 2008, the Company was in compliance with these covenants.

At March 31, 2008, the loan outstanding totaled $0 and the remaining available under the line of credit amounted to $790,199. For the nine months ended March 31, 2008 and 2007, interest expense relating to the line of credit was $228,317 and $87,790, respectively and $(438) and $50,465 for the three months ending March 31, 2008 and 2007, respectively.

On November 1, 2007, the borrowing limit on the line of credit decreased to $6.5 million and further decreased on December 1, 2007 to $5.0 million.

6.	Mortgage Payable

On October 4, 2007 the Company purchased a building and land in Grapevine, Texas for $1,175,000. This building is being used by the Company as office space. In connection with the purchase, the Company entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus ¼%, and had an initial annual rate of 7.5%. The monthly principal and interest payment is $8,611 with interest only payments for the first six months. The mortgage is secured by the purchased land and building. The two majority members of the Company have personally guaranteed the mortgage note.

The scheduled maturities of the mortgage payable as of March 31, 2008 are as follows:

Year ending March 31,
2009	$21,901
2010	25,668
2011	27,660
2012	29,808
2013	32,122
Thereafter	931,291

Total	1,068,450

Less: current maturities	21,901

Mortgage payable, net of current portion	$1,046,549

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

7.	Note Payable

On February 27, 2008 the Company executed a secured term note payable in the amount of $2.0 million. The note bears interest at 14%, payable monthly. On April 30, 2008, the note converted into a secured convertible demand note, and is secured by a security interest in substantially all assets of the Company, except property and equipment. In June of 2008, the principal and interest on this loan was converted into Series A Preferred stock of SouthPeak Interactive Corporation, formerly known as Global Services Partners Acquisition Corp.

8.	Related Party Transactions

Accrued Expenses - Related Party

Accrued expenses due to the related party as of and for the nine months ended March 31, 2008 are as follows:

Balance at July 1, 2007	$650,889
Expenses incurred:
Consulting fees	920,930
Commissions	430,649
Less: amounts paid	(2,002,468)
Balance at March 31, 2008	$0

The Company incurs consulting fees for office space and staff services under an informal arrangement to an entity partially owned by the two majority members of the Company. For the nine months ended March 31, 2008, the consulting fee was based on the actual costs the organization incurred in providing office space and staff services. For the nine months ended March 31, 2007 the fee was equal to 10% of net revenues of the Company. For the nine months ended March 31, 2008 and 2007, the Company incurred consulting fees of $920,930 and $772,537, respectively, which is included in the general and administrative expenses in the accompanying condensed consolidated statements of operations. At March 31, 2008 and June 30, 2007, the Company had consulting fees payable of $0 and $650,889, respectively. For the nine months ended March 31, 2008 and 2007, the Company incurred sales commissions for the marketing and sale of video games of $430,649 and $116,413, respectively, to two entities partially owned by the majority member of the Company, which is included in sales and marketing expenses in the accompanying condensed consolidated statements of income.

 Due to Member

During the nine months ended March 31, 2008, the Company received certain short-term advances payable on demand by a majority member of the Company. Such advances were unsecured and bore interest at the annual rate of 8%. Interest expense under the advances was $19,587 and $-0- for the nine months ended March 31, 2008 and 2007, respectively and $0 and $0 for the three months ended March 31, 2008 and 2007. At March 31, 2008 and June 30, 2007, the amounts due to the member were $-0- and $277,328, respectively. The amount due to the member at June 30, 2007 was repaid in full on September 7, 2007.

Due to Related Parties

The Company received short-term advances, which were payable on demand, from certain entities that were partially owned by the majority member of the Company. Such advances were non-interest bearing and were not collateralized. At March 31, 2008 and June 30, 2007, the amounts due to these entities were $1,133 and $40,793, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

9.	Product Sales and Geographic Information

The Company operates in one reportable segment in which it is a publisher and distributor of interactive entertainment software for home video consoles, handheld platforms and personal computers. The Company’s published games have accounted for a significant portion of the net revenues of the Company. Net revenues by product groups are as follows:

	Console	Hand-held	PC	Strategy Guide	Total
For the three months ended
March 31, 2008	$3,012,350	140,232	(910,239)	(19,074)	2,223,268
March 31, 2007	$770,055	(65,575)	390,912	-	1,095,392
For the nine months ended
March 31, 2008	$21,282,663	385,644	2,597,017	503,522	24,768,846
March 31, 2007	$4,564,445	1,628,323	836,878	-	7,029,646

Geographic information is based on the location of the selling entity. Geographic information regarding net revenues and total long-lived assets as of and for the nine months ended March 31, 2008 and 2007 and as of March 31, 2008 is as follows:

	North America	Europe	Other	Consolidated
As of and for the three months ended March 31, 2008
Net revenues	$1,789,378	396,049	37,841	2,223,268
Long -lived assets	$3,987,667	353,706	-	4,341,373

For the three months ended March 31, 2007
Net revenues	$1,037,697	53,966	3,729	1,095,392

For the nine months ended
March 31, 2008	$19,584,690	4,524,170	659,986	24,768,846
March 31, 2007	$5,957,636	1,093,564	(21,554)	7,029,646

10.	Commitments

Developer of Intellectual Property Contracts

The Company regularly enters into contractual arrangements with third parties for the development of games as well as the rights to license intellectual property. Under these agreements, the Company commits to provide specified payments to a developer or intellectual property holders, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers and intellectual property holders typically are deemed to be advances and are recouped against future royalties earned by the developers based on the sale of the related game. On October 26, 2007, the Company entered into an agreement with a third party game developer in connection with certain development agreements. Pursuant to the agreement, the Company has committed to spend specified amounts for marketing support for the related game which is to be developed. Cost of goods sold - royalties amounted to $5,458,509 and $664,295 for the nine months ended March 31, 2008 and 2007, respectively and $227,466 and $143,869 for the three months ended March 31, 2008 and 2007, respectfully.

Lease Commitments

The Company also leases its UK office under a non-cancelable operating lease agreement. In October 2007, the Company entered into a new one year lease for its UK office, beginning in December 2007, with a monthly rent of $5,188. Office rent expense for the nine months ended March 31, 2008 and 2007 was $51,518 and $20,552, respectively and $10,933 and $6,322 for the three months ended March 31, 2008 and 2007, respectively.

The Company entered into a non-cancelable operating lease with a related organization, on January 1, 2008, for offices located in Midlothian, Virginia. The lease calls for the monthly payments of $7,542 for 36 months. Office rent expense for the nine months ended March 31, 2008 and 2007 was $22,625 and $0, respectively and $0 and $22,625 for the three months ended March 31, 2008 and 2007, respectively.

SOUTHPEAK INTERACTIVE, L.L.C. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

10.	Commitments, continued

The total future minimum commitments under these agreements as of March 31, 2008 are as follows:

	Software		Office
	Developers	Marketing	Lease	Total
For the year ending March 31,

2009	$8,866,080	$-	$135,168	$9,001,248
2010	2,884,000	342,175	90,500	3,316,675
2011	-	-	67,875	67,875

Total	$11,750,080	$342,175	$293,543	$12,385,798

11.	Subsequent Events

On May 12, 2008, the Company and all of its members entered into a Membership Interest Purchase Agreement with SouthPeak Interactive Corporation, formerly known as Global Services Partners Acquisition Corp., pursuant to which SouthPeak Interactive Corporation acquired all of the outstanding membership interests of the Company from the members. The members received 35,000,000 shares of SouthPeak Interactive Corporation common stock in exchange for the Company’s membership interests. At the closing of the acquisition, the President of the Company entered into an employment agreement to serve as SouthPeak Interactive Corporation’s Executive Chairman and the Chief Executive Officer of the Company entered into an employment agreement to serve as SouthPeak Interactive Corporation’s Chief Executive Officer.

In the normal course of business the Company executes contracts with third parties for development of the games. During the period from April 1, 2008 to June 11, 2008, the Company executed two agreements with such developers for an aggregate commitment to pay royalties of $850,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2008

SouthPeak Interactive Corporation

By:	/s/ Terry M. Phillips
Terry M. Phillips, Chairman